Exhibit 99.1

Stitch Fix Adds Neal Mohan, Chief Product Officer, YouTube, and SVP, Google, to Board of Directors

San Francisco, Calif. (Oct 22, 2020) - Stitch Fix Inc. (NASDAQ: SFIX), the leading online personal styling service, announced that Neal Mohan has joined Stitch Fix’s Board of Directors, effective October 21, 2020.
Neal Mohan is Chief Product Officer at YouTube. He is responsible for YouTube products, user experience, and trust and safety on all platforms and devices globally. This includes YouTube on mobile, desktop and TV devices, experiences like YouTube Music, Kids, and VR, and YouTube’s two subscription services, YouTube Premium and YouTube TV. Previously, Neal was Senior Vice President of Display and Video Ads at Google. In that role, he was responsible for the company’s advertising offerings on YouTube, the Google Display Network, AdSense, AdMob, and the DoubleClick family of programmatic ad platform products. He focused on growing the overall digital media industry by building innovative solutions for millions of Google's advertising and media partners around the world.
“I’m excited to welcome Neal to our Board of Directors,” said Katrina Lake, founder and CEO of Stitch Fix. “He brings tremendous digital product leadership and outstanding operational experience. As we continue to revolutionize the consumer shopping experience and help our clients find what they love, Neal’s insight and expertise will be invaluable.”
Mohan is the ninth member of Stitch Fix’s Board of Directors, which is a majority female. Board members include: Steve Anderson, founder of Baseline Ventures; Bill Gurley, general partner of Benchmark Capital; Marka Hansen, former president of Gap North America and Banana Republic; Kirsten Lynch, chief marketing officer and executive vice president at Vail Resorts, Inc.; Sharon McCollam, former CFO of Best Buy Co. Inc.; Liz Williams, CEO of Drybar; Mikkel Svane, founder and CEO of Zendesk and Stitch Fix founder and CEO, Katrina Lake.
“Katrina and team have built a powerful platform that delivers highly personal digital product experiences that delight millions of people.” said Mohan. “Stitch Fix is a service with incredible potential, and I’m thrilled to be part of this next phase of growth. I look forward to sharing my perspectives with the team.”
About Stitch Fix, Inc.
Stitch Fix is an online personal styling service that is reinventing the shopping experience by delivering one-to-one personalization to our clients through the combination of data science and human judgment. Stitch Fix was founded in 2011 by CEO Katrina Lake. Since then, we’ve helped millions of women, men, and kids discover and buy what they love through personalized selections of apparel, shoes, and accessories, curated by Stitch Fix stylists and algorithms. For more information about Stitch Fix, please visit https://www.stitchfix.com.
Contact:
Kathryn Hull
media@stitchfix.com